Exhibit 99.2

PRESS RELEASE Media Contact: Terri Deuel Internet Commerce Corporation 678-533-8003

Internet Commerce Corporation Announces Close
of EasyLink Services Corporation Acquisition and Name Change

Norcross, Georgia — August 20, 2007 — Internet Commerce Corporation (“ICC”) (NasdaqCM: ICCA) today announced the completion of its acquisition of EasyLink Services Corporation (“EasyLink”). ICC announced a definitive agreement to acquire EasyLink on May 3, 2007. Shareholder approval has been obtained, and all customary closing conditions have now been satisfied.

The addition of EasyLink’s products and services now enables ICC to provide its customers across the globe with a variety of messaging services, delivering a comprehensive and unrivaled set of offerings to the marketplace. The Company’s portfolio of offerings will now include simple web-based fax delivery, sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges and specialized Telex protocol transmissions for marine and finance industries.

With EasyLink, ICC found the perfect strategic opportunity to further diversify its portfolio of messaging services, increase its financial strength, and accelerate its growth. Through this acquisition, ICC expects to generate more than $90 million in revenue in fiscal year 2008 and demonstrate continued commitment to its long-term ‘Growth with Profitability’ strategy.

Simultaneous to the completion of the EasyLink acquisition, ICC closed its Securities Purchase Agreement with affiliates of York Capital Management (“York Capital”). York Capital’s financing for this transaction was announced in a press release on May 3, 2007.

Also announced today was a change to ICC’s name and stock symbol. Internet Commerce Corporation will now be known as EasyLink Services International Corporation and trade under the symbol ESIC on the Nasdaq Capital Market.

As a result of ICC’s acquisition of EasyLink, EasyLink’s common stock will no longer be publicly traded and will convert into the right to receive $5.80 per share of common stock.

An investor call will be scheduled in October to discuss ICC’s fourth quarter and fiscal year 2007 results and the business plan for EasyLink Services International Corporation.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, is uniquely positioned to deliver a variety of messaging services that range from simple web-based fax delivery for small businesses to sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges, specialized Telex protocol transmissions for marine and finance industries, and so much more. With more than $90 million in annual revenue and over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com or www.icc.net.

6025 The Corners Parkway, Suite 100	T	F
Norcross GA 30092	678.533.8000	770.246.4697	www.icc.net